As filed with the Securities and Exchange Commission on October 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RA MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-3661826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(760) 804-1648

(Address of principal executive offices, including zip code)

Ra Medical Systems, Inc. 2018 Stock Compensation Plan

Ra Medical Systems, Inc. 2018 Equity Incentive Plan

Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan

(Full title of the plan)

Dean Irwin

Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, California 92011

(760) 804-1648

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

12235 El Camino Real

San Diego, CA 92130

Telephone: (858) 350-2300

Facsimile: (858) 350-2399

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Ra Medical Systems, Inc. 2018 Equity Incentive Plan	1,702,412(2)	$14.48(6)	$24,650,925.76	$2,987.69
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan	296,752(3)	$12.31(7)	$3,653,017.12	$442.75
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to equity awards outstanding under the Ra Medical Systems, Inc. 2018 Stock Compensation Plan	1,892,000(4)	$28.94(8)	$54,754,480.00	$6,636.24
	1,337,722(5)	$14.48(6)	$19,370,214.56	$2,347.67
TOTAL:	5,228,886		$102,428,637.44	$12,414.35

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Ra Medical Systems, Inc. 2018 Equity Incentive Plan (“2018 Plan”), the Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan (“2018 ESPP”), and the Ra Medical Systems, Inc. 2018 Stock Compensation Plan (“Stock Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents 1,632,134 shares of common stock reserved for issuance pursuant to future awards under the 2018 Plan plus 70,278 shares of common stock reserved but unissued under the Stock Plan as of immediately prior to its termination that are available for issuance pursuant to future awards under the 2018 Plan (the “Stock Plan Unissued Shares”). To the extent outstanding awards under the Stock Plan expire or terminate without having been exercised subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by the Registrant subsequent to the effective date of the S-1 registration statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2018 Plan, subject to the limits in the next sentence. No more than 3,300,000 shares of common stock will become available for issuance under the 2018 Plan from the Stock Plan Unissued Shares and any shares of common stock that are reserved for issuance pursuant to awards under the Stock Plan that become available for issuance under the 2018 Plan as described in the preceding sentence. See footnotes 4 and 5 below.

(3)	Represents 296,752 shares of common stock reserved for issuance pursuant to future awards under the 2018 ESPP.
(4)

Represents 1,892,000 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the Stock Plan as of the date of this Registration Statement. To the extent outstanding awards under the Stock Plan expire or terminate without having been exercised subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by the Registrant subsequent to the effective date of the S-1 registration statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2018 Plan, subject to the limits in the next sentence. No more than 3,300,000 shares of common stock will become available for issuance under the 2018 Plan from the Stock Plan Unissued Shares and any shares of common stock that are reserved for issuance pursuant to awards under the Stock Plan that become available for issuance under the 2018 Plan as described in the preceding sentence. See footnote 2 above.

(5)

Represents 1,337,722 shares of common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the Stock Plan as of the date of this Registration Statement. To the extent outstanding awards under the Stock Plan expire or terminate without having been exercised subsequent to the effective date of the S-1 registration statement or are forfeited to or repurchased by the Registrant subsequent to the effective date of the S-1 registration statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2018 Plan, subject to the limits in the next sentence. No more than 3,300,000 shares of common stock will become available for issuance under the 2018 Plan from the Stock Plan Unissued Shares and any shares of common stock that are reserved for issuance pursuant to awards under the Stock Plan that become available for issuance under the 2018 Plan as described in the preceding sentence. See footnote 2 above.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $14.48 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on October 2, 2018.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $14.48, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on October 2, 2018. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $28.94 per share for stock options outstanding as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Ra Medical Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated September 26, 2018, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-226191), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The Registrant’s Current Report on Form 8-K filed with the Commission on October 1, 2018, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(3) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38677) filed with the Commission on September 26, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that eliminate the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Registrant is not obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Specimen Common Stock Certificate of the Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-226191), filed with the Commission on July 16, 2018).

4.2	Ra Medical Systems, Inc. 2018 Stock Compensation Plan and Forms of Award Agreement thereunder (which are incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-226191), filed with the Commission on July 16, 2018).

4.3	Ra Medical Systems, Inc. 2018 Equity Incentive Plan and Forms of Award Agreement thereunder, (which are incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-226191), filed with the Commission on September 17, 2018).

4.4	Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-226191), filed with the Commission on September 17, 2018).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on October 4, 2018.

Ra Medical Systems, Inc.

By:	/s/ Dean Irwin
Dean Irwin
Chief Executive Officer, Co-President, Chief Technology Officer, Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dean Irwin and Andrew Jackson, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Ra Medical Systems, Inc.), to sign the Registration Statement on Form S-8 of Ra Medical Systems, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they, he, or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dean Irwin Dean Irwin	Chief Executive Officer, Co-President, Chief Technology Officer, Chairman of the Board of Directors (Principal Executive Officer)	October 4, 2018

/s/ Andrew Jackson Andrew Jackson	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 4, 2018

/s/ Melissa Burstein, M.B.A. Melissa Burstein, M.B.A.	Executive Vice President and Director	October 4, 2018

/s/ Mark Saad Mark Saad	Director	October 4, 2018

/s/ William R. Enquist, Jr. William R. Enquist, Jr.	Director	October 4, 2018

/s/ Maurice Buchbinder, M.D. Maurice Buchbinder, M.D.	Director	October 4, 2018

/s/ Martin Colombatto Martin Colombatto	Lead Director	October 4, 2018

/s/ Richard Mejia, Jr. Richard Mejia, Jr.	Director	October 4, 2018